EXHIBIT 11

                 ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
               COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                      Three Months Ended       Six Months Ended
                                           June 30,                June 30,
                                      ------------------------------------------
(In thousands, except per
  share data)
                                        1997        1996        1997       1996
                                      ------------------------------------------

Net income (loss)                     $ 1,446     $ (2,657)    $ 3,384  $  (680)

Less preferred dividends to
  affiliates                             (380)        (380)       (761)    (761)
                                      ------------------------------------------

Net income (loss) available to
  common shareholders                 $ 1,066     $ (3,037)    $ 2,623  $(1,441)
                                      ==========================================

Weighted average common shares
  outstanding                          18,730       18,901      18,801   18,855
                                      ==========================================

Net income (loss) per common share    $  0.06     $  (0.16)     $ 0.14   $(0.08)
                                      ==========================================


    NOTE: Fully diluted earnings per common share are not presented because the effect of convertible subordinated notes and preferred stock is anti-dilutive.